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                                                                   EXHIBIT 11.01

                              ESS TECHNOLOGY, INC.

                      COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1994        1995        1996
                                                                -------     -------     -------
Weighted average common shares..............................     29,141      31,265      37,702
Weighted average common equivalent shares:
  Common stock(1)...........................................      3,901       3,225       3,886
  Cheap stock(1)............................................      4,371       3,285          --
                                                                -------     -------     -------
Total weighted average common and common equivalent
  shares....................................................     37,413      37,775      41,588
                                                                =======     =======     =======
Net income..................................................    $ 8,381     $29,886     $21,626
                                                                =======     =======     =======
Net income per share........................................    $  0.22     $  0.79     $  0.52
                                                                =======     =======     =======

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(1) Earnings per share is computed using the weighted average number of common and common equivalent shares ("weighted average shares") outstanding during the period. Common equivalent shares consist of the Company's common stock issuable upon exercise of stock options (using the treasury stock method), except when antidilutive. Common stock issued and stock options granted subsequent to July 31, 1994 through October 5, 1995, (the date of the initial public offering) have been included in the calculation of weighted average shares outstanding as if they were outstanding for reporting periods occurring between these dates. The Company used the treasury stock method and the initial public offering price of $15.00 per share for these calculations.